*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.1.3

AMENDMENT ONE TO THE
TERM SHEET FOR SUBSCRIBER UNITS AND SERVICES AGREEMENT BETWEEN NEXTEL
COMMUNICATIONS, INC. AND MOTOROLA, INC.

     This Amendment to the Term Sheet for Subscriber Units and Services (“Amendment”) is entered into this 31st day of March, 2004 and shall be deemed effective as of January 1, 2004 (“Effective Date”) between MOTOROLA, INC., a Delaware corporation, by and through its Global Telecom Solutions Sector, with offices at 8000 West Sunrise Boulevard, Plantation, FL 33322 (“Motorola”), and, NEXTEL COMMUNICATIONS, INC., a Delaware corporation, with offices at 2001 Edmund Halley Drive, Reston, VA 20191 (“Nextel”); (Motorola and Nextel to be collectively referred to as the “Parties” and each a “Party”).

     WHEREAS, Motorola and Nextel entered into the Term Sheet for Subscriber Units and Services dated as of the 31st day of December 2003 (the “Handset Term Sheet”); and

     WHEREAS, Motorola and Nextel wish to make certain amendments to the Handset Term Sheet to reflect agreement to certain business terms intended to be effective prior to execution of a master sales agreement;

     NOW, THEREFORE, in consideration of the promises and mutual obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Motorola and Nextel agree as follows:

1.	General

	1.1	Except as set forth herein, all capitalized terms not defined herein shall have the meanings given to them in the Handset Term Sheet.

	1.2	All references are to sections in the Handset Term Sheet.

	1.3	Unless otherwise stated, all references to Nextel include its wholly owned subsidiary Boost LLC.

2.	Additional Terms and Conditions

Motorola and Nextel agree that the following provisions shall be added to the Agreement:

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12.	2004 Volume Rebate Incentive Program for Handsets

12.1	Nextel is to receive [*] incentive rebates in accordance with Section 12.4 below once Motorola’s Handset Sales (defined in Section 12.2 below) to Nextel [*]. This 2004 volume rebate incentive shall not be applicable to future calendar years except as agreed to in writing by the Parties.

12.2	Handset Sales is defined as the handset pricing as invoiced to Nextel less co-op or other new and/or incremental rebates, promotions, (including but not limited to monies received by Nextel pursuant to Section 15) discounts or price adjustments (including but not limited to all Efficiency Curve Price Adjustments pursuant to Section 2.6). Notwithstanding the foregoing, Purchase Advance credits applied to invoiced prices pursuant to Section 2.5 will not be subtracted from the invoiced price for purposes of calculating the Handset Sales.

12.3	Except as set forth below, all handset models are eligible for the 2004 [*] rebate incentive program unless otherwise agreed by the Parties from time to time. Items excluded from the calculation of Handset Sales are data devices (such as the [*], the special non-cancelable order of [*] transceiver only units for Service & Repair [*] to be delivered to Nextel between [*], specialty items, returned items, items passed through at cost, SIM card, Nextel specified collateral/packaging items, all associated pick fees, and customer provided third party products. Handset shipments excluded from the Handset Sales calculation are soft-launch units, seed stock units, appearance models, units re-sold or shipped to another carrier or any other units as are mutually agreed upon in writing by the Parties. Payment of all earned rebates will coincide with December invoicing transactions scheduled for settlement in January 2005.

12.4	In the Period, the [*] rebate incentive amounts for handsets will be earned in accordance with the following:

[*]

12.5	In order to receive full payment for the Handset Sales achieved, Nextel must purchase a minimum of [*] of combined Value Added Distribution (VAD) services and accessory product purchases during the Period. If Nextel does not achieve the minimum [*] spend on combined VAD services and accessories during the Period, the Handset Sales calculation will be reduced by the difference between the actual VAD and accessory spend and the minimum spend. This reduction to the Handset Sales calculation will not be made to the extent a missed VAD and accessory spend amount is caused by (i) Motorola’s failure to achieve the VAD service level as agreed to by the Parties in the VAD agreement dated May

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31, 2001 or (ii) Motorola’s failure to deliver accessory products in accordance with Motorola’s purchase forecast commitments.

12.6	In the event that Motorola fails to timely deliver shipments against unit orders placed by Nextel which are in accordance with Lead Time Forecast (LTF) and purchase guidelines, Motorola agrees to provide the rebates that would have been earned had the shipments been timely delivered.

12.7	As a further condition of any rebate payments under this volume rebate incentive program, Nextel agrees that it will provide Motorola reports of total monthly inventory levels (retail, warehouse and Nextel owned handsets in transit) retroactive to January 1, 2004 at the same time the Monthly Purchase Forecast is due and providing information by product model and product model derivatives (ex: color, limited edition).

12.8	Nextel agrees that its average inventory for iDEN handsets (i.e., retail, warehouse, and Nextel owned handsets in transit) during the last three months of the Period [*] will not exceed [*] units, except as the Parties mutually agree is reasonable due to market and business conditions.

13.	2004 Bonus Co-operative Advertising Program

13.1	In addition to the Co-operative Advertising Program described in Section 2.2, Motorola agrees to make available to Nextel a bonus co-op amount up to a maximum of [*] for reimbursement of certain promotional media expenses pursuant to the conditions set forth below.

13.2	Motorola reimbursement of any Nextel Eligible Promotional Media, as defined in Section 13.3 below, is strictly conditioned upon Nextel purchasing from Motorola during the calendar year 2004 handset purchases equal or exceeding, in terms of units, mix, and revenue purchases, the purchase forecast submitted by Nextel to Motorola on December 24, 2003.

If Nextel does not achieve the minimum purchases defined by the December 24 handset purchase forecast, the [*] available bonus co-op funding will be reduced according to the following schedule:

[*]

For the schedule above, revenue and eligible handsets are defined in sections 12.2 and 12.3 respectively of this Amendment.

In the event that Motorola fails to timely deliver shipments against unit orders placed by Nextel which are in accordance with Lead Time Forecast

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(LTF) and purchase guidelines, the amount of bonus co-op funding available will be that amount that would have been available had the shipments been timely delivered.

13.3	Subject to satisfaction of the condition set forth in 13.2 above, if Nextel expends a minimum amount of [*] in Eligible Promotional Media, as defined below, during the calendar year 2004, Motorola will reimburse Nextel for that expense up to the amount indicated as available in the table in Section 13.2. Eligible Promotional Media is defined as media that (i) includes reference to the Motorola name under the same eligibility requirements currently in effect for the Co-op Advertising Program described in Section 2.2, (ii) is served through radio, print, collateral, and television, and (iii) includes an offer by Nextel to sell Nextel service and a Motorola manufactured phone.

In the event that Nextel expends less than the minimum amount of [*] in Eligible Promotional Media [*], the amount of reimbursement by Motorola will be reduced in the same proportion that the shortfall of such actual expense is to [*]. For example, [*].

13.4	Motorola will make the bonus co-op payment to Nextel in monthly installments PROVIDED that the handset sales are being earned at a rate that will achieve the amount stated in Section 13.2, with payment due to Nextel on the monthly wire the following month. Due to the agreement date, the January and February payment will be due on the March wire. Nextel agrees to achieve a minimum quarterly cumulative 2004 spend to the following schedule:

* March 31, 2004: [*].
* June 30, 2004: [*].
* September 30, 2004: [*].
* December 31, 2004: [*].

If the minimum quarterly cumulative spend is not achieved by the dates set forth above, Motorola’s obligation for any future monthly payments is postponed until the month following achievement of the cumulative spend. In no event will Motorola’s payment obligation under this Section 13 exceed [*] in any calendar quarter of 2004.

13.5	Nextel will provide documentation support in the form of a quarterly presentation outlining promotional media spend by media type and Nextel Region. The presentation will be delivered to Motorola by the 1st week of the 2nd month following the end of each quarter (e.g., first quarter ends March 31, and the quarterly presentation is due by May 7). In the event that Nextel does not achieve the quarterly minimum spend and monthly payment is suspended, Nextel may submit documentation supporting

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achievement of the minimum spend outside of the quarterly process in order to resume the payment process.

If requested, advertising invoices will be provided within 75 days of the end of the quarter. Invoices are not required in order for Nextel to qualify for payment; however, in the event that the total spend of submitted invoices results in an overpayment from Motorola to Nextel in any quarter, the subsequent monthly wire will be reduced by the amount of overpayment and Motorola will not be required to pay the next quarterly installment of the funding until such time as Nextel provides invoices that support the next quarterly payment.

13.6	Nextel agrees to include the visual copy “Phones by Motorola” on its Promotional television ads in 2004, starting by April 1, 2004 and continuing through December 31, 2004. “Promotional” refers only to those television ads that directly offer for sale Nextel service and a Motorola manufactured phone. At its discretion, Nextel may continue to offer the Motorola visual copy “Phones by Motorola” after December 31, 2004 in Promotional television ads. Nextel agrees that its use of the visual copy “Phones by Motorola” will comply with Motorola branding requirements communicated to Nextel in writing prior to the execution of this Term Sheet Amendment. In the event Motorola notifies Nextel of additional branding requirements for television ads subsequent to the execution of this Term Sheet, Nextel agrees to implement such requirements if commercially reasonable.

3.	Ratification

Except as specifically stated in this Amendment, the Handset Term Sheet is, in all other respects, ratified, confirmed and continues in full force and effect.

4.	Authority

Each party hereto represents and warrants that: (i) it has obtained all necessary and requisite approvals, consents and authorizations of third parties and governmental authorities to enter into this Amendment and to perform and carry out its obligations hereunder; (ii) the persons executing this Amendment on behalf of each party have express authority to do so, and, in so doing, to bind the party thereto; (iii) the execution, delivery, and performance of this Amendment does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party; and, (iv) the execution, delivery and performance of this Amendment has been duly authorized by all necessary partnership or corporate action and this Amendment is a valid and binding obligation of such party, enforceable in accordance with its terms.

*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, Motorola and Nextel have entered into this Amendment as of the Effective Date first written above.

MOTOROLA INC.			NEXTEL COMMUNICATIONS INC.

By:	/s/	Adrian Nemcek	By:	/s/	Brian Meadows

Name:		Adrian Nemcek	Name:		Brain Meadows

Title:		President & Executive VP - CTSS	Title:		Senior Vice President